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                    TECHNOLOGY SHARING AND LICENSE AGREEMENT

           This Technology Sharing and License Agreement (hereinafter the "Agreement") entered into effective as of the 31st day of October, 1998, by and between BOL.GLOBAL, INC., a Delaware corporation, having its principal offices at 1540 Broadway, New York, New York 10036 ("Licensee"), and barnesandnoble.com llc, a Delaware limited liability company, having its principal offices at 76 Ninth Avenue, 11th Floor, New York, New York 10011 (hereinafter referred to as "Licensor" and, together with Licensee, the "Parties").

           This Agreement is delivered pursuant to the terms of the Formation Agreement, of even date herewith, among BAG, USO, BN, Transferor, BN.Com Member and BN.com Holding.

I.         CERTAIN DEFINITIONS

           "Applications Programming Interface" or "API" means the specifications of a Licensed Product which define the external programming requirements necessary to interface between that Licensed Product and other Object Code and shall include the following set of items implementing the Applications Programming Interface: (a) Documentation describing the Applications Programming Interface; (b) Object Code and Documentation relating thereto designed for use on, and implementing the Applications Programming Interface on, the applicable target system; and (c) validation procedures and Documentation for the target system.

           "Code" shall mean Object Code and Source Code.

           "Components" shall mean information, materials, products, features, services, content, computer software, designs, artistic renderings, drawings, sketches, characters, layouts and the digital implementations thereof.

           "Copyrights" shall mean the copyrights owned by Licensor in the Licensed Products.

           "Derivative Works" shall mean all "derivative works" and "compilations" within the meanings of such terms as defined in the U.S. Copyright Act (17 U.S.C. Section 101 et seq.).

           "Documentation" (including its correlative "Document") means, at any given time, the most current version of all available manuals and other written materials, including style


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guides, owned at any point in time on or after the date hereof by Licensor or any of its Affiliates that relate to the Licensed Products, including materials useful for understanding and operating the Object Code of the Licensed Products and machine-readable text or graphic files subject to display or printout.

           "Effective Date" shall mean the date of the execution of this Agreement by both Parties.

           "Excluded Product" shall mean any technology, product or service which is not owned exclusively by Licensor unless Licensor has the right to sublicense such technology, product or service to a third party without the payment of any fees or expenses, provided that the term Excluded Product shall not include the Licensed Products, any enhancement or derivative thereof or any replacement thereto.

           "Intellectual Property Rights" shall have the meaning given in
Section VI C.

           "Internet" shall mean any collection of computer networks composed of backbone networks including, without limitation, APRAnet, NSFNet, MILNET, mid-level networks, regional networks and stub networks. These may include commercial, university and other research networks and military networks and may span many different physical networks around the world with various protocols including the Internet Protocol, as the same may evolve in the future.

           "Joint Enhancements" shall mean any enhancements, added functionalities, additions, extensions or improvements to the Licensed Products that are created or developed jointly by Licensor, its Affiliates or their agents, on the one hand, and Licensee, on the other hand, including any Components which are jointly contributed to the Licensed Products.

           "LLC Agreement" means the Amended and Restated Limited Liability Company Agreement, effective as of the date hereof, between BAG, USO, BN, and BN Holding.

           "Licensed Products" means all Subject Products delivered by Licensor to Licensee prior to the expiration of the Term.

           "Licensee Services" means Online Commerce Services conducted by Licensee.

           "Licensee Works" shall have the meaning given in Section II D.

           "Licensor Derivative Works" shall mean Derivative Works, including any translations and customizations created by Licensor or Licensee for use with the Online Commerce Services.


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           "Licensor Enhancements" shall mean any enhancements, added functionalities, additions, extensions of or improvements to the Licensed Products that are created or developed by Licensor, its Affiliates or their agents, including any Components which are contributed to the Licensed Products by such Persons.

           "Licensor Proprietary Object Code" means all Object Code which Licensor and/or its Affiliates own.

           "Licensor Services" shall mean the Online Commerce Services conducted by Licensor and its Affiliates.

           "Object Code" shall mean (i) machine executable programming instructions, substantially in binary form, which are intended to be directly executable by an operating system after suitable processing and linking but without the intervening steps of compilation or assembly, or (ii) other executable code (e.g., programming instructions written in procedural or interpretive languages).

           "Online Commerce Services" shall mean services related to the online retail sale of Products to customers through one or more Websites.

           "Permitted Sublicensees" shall mean any entity which offers access to Products as part of its Internet online service or other Websites to procure sales pursuant to a license agreement with Licensee containing terms and conditions consistent with this Agreement, provided that Licensee, at the time it granted a sublicense, owned at least twenty-five percent (25%) of the equity interest in the sublicensee and no Restricted Transferor as defined in the LLC Agreement had at such time any interest in such sublicensee.

           "Products" shall mean books, videos, music, magazines, software and other items approved by Licensor in writing.

           "Source Code" shall mean the human readable form of Object Code and related system documentation, including comments, procedural language and material useful for understanding, implementing and maintaining such instructions (for example, logic manuals, flow charts and principles of operation).

           "Subject Products" means all Licensor Proprietary Object Code that is:

                a) necessary and/or appropriate for use in launching and operating Licensee Services;

                b) embodied in development tools that are used to develop, create, and enhance Licensed Products for use in connection with Licensee Services;


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                c) an upgrade, enhancement, or modification of an item set forth in the foregoing subsections (a) and (b), whether patentable or not, that is necessary and/or appropriate for use in launching and operating Licensee Services, or developing, creating, and enhancing Licensed Products for use in connection with Licensee Services, as the case may be; or

                d) an upgrade, enhancement, or modification to a Third Party Product created by Licensor, that is incorporated by Licensor into the Online Commerce Services by Licensor, and for which Licensor has received all necessary rights to license to Licensee as set forth in this Agreement.

           Subject Products exclude: (i) Excluded Product; (ii) all development tools, regardless of the creator, except those set forth in subsection (b) above and (iii) Third Party Products or upgrades, enhancements, or modifications to same, except those set forth in subsection (d) above.

           "Third Party Products" refers to computer software products and related documentation licensed by Licensor from third parties and necessary and/or appropriate for use in launching and operating Licensee Services, including software products and related documentation readily available in the market place pursuant to a "shrink-wrap" license or similar form license agreement. For the avoidance of doubt, the term "Third Party Products" shall not include Licensed Products.

           "Website" shall man any interactive site or area, including any interactive site or area located on the World Wide Web portion of the Internet or on any commercial service or network (including America Online), which is accessed via the use of any protocols, standards and platforms (including Internet or Internet derivative protocols, standards and platforms) for remote access by narrowband or broadband telecommunications, including POTS, ISDN, cable, fiber optics and hybrid CD-ROM, regardless of whether access to such site or area is secured through cable, telephone, satellite or otherwise and regardless of whether the same is received or operated in conjunction with a personal computer or television, together with any successor into which any of the foregoing may evolve.

           Any capitalized term which is not specifically defined herein shall have the meaning given to that term in the LLC Agreement.

II.        LICENSE GRANT AND REQUIREMENTS

           A. Licensed Products. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a perpetual, non-revokable, non-transferable (except as set forth


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in this Agreement) license for the Licensed Products.

           B. Third Party Products. Subject to the terms and conditions of this Agreement, and subject to the payment of applicable third-party royalties or fees, if any, as specified in Section X of this Agreement, Licensor hereby grants to Licensee the same license rights in respect of Third Party Products (to the extent that Licensor is legally entitled to sublicense such rights to Licensee as of the Effective Date) as Licensor has granted to Licensee in respect of the Licensed Products under Section II A. Licensee acknowledges and agrees that, with respect to some Third Party Products, the grant to Licensee of the rights specified in this Section II B may require the consent of the owners of such Third Party Products. Licensor shall use commercially reasonable efforts to obtain such consents. Licensor shall notify Licensee of any failure to obtain such a consent. Licensor shall also notify Licensee of the extent to which Licensor is not legally entitled to grant to Licensee, with respect to a Third Party Product, any or all of the rights specified in this Section II B. Licensee may then, in its discretion, attempt to obtain from the applicable third party the appropriate consent or a direct license of such rights, as the case may be. Licensor shall use commercially reasonable efforts to assist Licensee in such efforts. If it is necessary to make any payment to a third party in order to secure the approval of a third party to consent to a license to the Licensee, such amount shall be paid by the Company provided that the Company shall not be required to make any payment which is unreasonable in amount given the nature and scope of the license to be procured.

           C. Documentation. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a perpetual, non-revokable, non-transferable (except as expressly provided herein) right to:

                (i) use, translate into foreign languages, display, reproduce and distribute internally any Documentation relating to the Licensed Products; and

                (ii) upon receipt of prior written approval from Licensor, which approval shall not be unreasonably withheld or delayed, furnish to providers of services to Licensee the Documentation comprising the information provider's guide and the remote managed gateways guide. Any such prior written approval shall be required only once for each information provider for each of the information provider's guide or the remote managed gateways guide.

           D. APIs; Licensee Works. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a perpetual, non-revokable, non-transferable (except as expressly provided herein) right to:


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                (i) use and make copies of the Application Programming
Interfaces for the sole purpose of developing software products that access, and/or interface with, such Application Programming Interfaces ("Licensee Works"); and

                (ii) sublicense the rights granted pursuant to Section II D(i) to independent developers that are engaged by or for Licensee to prepare Licensee Works for the benefit of Licensee.

           E. License Limitations. With respect to proprietary software, the following shall apply:

                (i) The licenses granted pursuant to Sections II A through D include, and Licensee shall have the right hereunder, to receive, use or make copies of the Source Code for the Licensed Products and, to the extent permitted under applicable agreements, the Third Party Products.

                (ii) The licenses granted pursuant to Sections II A through D include the right to (a) adapt, alter, modify, translate or create derivative works of the Licensed Products, Third Party Products (to the extent permitted under applicable agreements) and Documentation; (b) reverse engineer, decompile, disassemble, or reconstruct the Source Code for the Licensed Products or Third Party Products (to the extent permitted under applicable agreements); and (c) reverse engineer, reconstruct, ascertain, adapt, alter or modify, the proprietary protocols, algorithms, internal instructions and command sets used in the operation of the Licensed Products and the Third Party Products (to the extent permitted under applicable agreements).

           F. Proprietary Notices. Licensee agrees not to obfuscate, remove or alter any of the patent, copyright, trademark, trade secret, proprietary and other legal notices contained, in or displayed by the use of, the Licensed Products, Documentation or Third Party Products. Licensee further agrees to produce, in each copy of the Licensed Products, Documentation or Third Party Products that is made by Licensee, such patent, copyright, trademark, trade secret, proprietary and other legal notices that are included in the Licensed Products, Documentation or Third Party Products, as provided by Licensor to Licensee.

           G. Translations. For each translated Document, Licensee shall provide Licensor with one complete copy of such translated Document in both print and computer-readable format. Licensee shall only refer to the English language Documentation in any communication with Licensor, including receipt of technical support from Licensor.

           H. Compliance with Encryption and Export/Import Laws. Licensor and Licensee shall comply, and Licensee shall require all distributors to comply, with all of then-current applicable


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laws, rules and regulations of the United States (and any other countries having jurisdiction) relating to the use of encryption technology and the import and export of technology, software and technical data, including, but not limited to, any regulations of the United States Office of Export Administration, to the extent permitted by applicable law in the applicable jurisdiction, and of any other applicable governmental agencies, and shall not export or re-export any technology, software, technical data or the direct product of such technology, software and technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

III.       DELIVERY, INSTALLATION AND TESTING OF THE LICENSED PRODUCTS

           A. Throughout the Term, Licensee shall be given reasonable access by Licensor to the Subject Products. If Licensee is interested in any Subject Product, the Licensee shall request such Subject Product in writing in reasonable detail from Licensor. Following receipt of such notice, Licensor shall deliver such Subject Product to Licensee. Once delivery of such Subject Product is made, then such Subject Product shall become a Licensed Product.

           B. After delivery of Licensed Products, the Licensee shall carry out functionality tests of such Licensed Products for a ten (10) day period ("Test Period") in order to verify that such Licensed Products have substantially the same features and functions as the Licensed Products being offered by Licensor through the Licensor Services. During the tests, the Licensee will notify Licensor without delay in writing of any substantial inconsistency between what was delivered and what is being used for the Licensor Services found by it and Licensor will, as soon as reasonably possible, commence to correct such inconsistency at the cost of Licensor and delivery to the Licensee the resulting corrections and a new Test Period shall begin for verification according to the same procedure. Licensor's obligation to correct any inconsistency in the Licensed Products shall be limited to correcting the Licensed Products so that they have substantially the same features and functions as the Licensed Products being offered by Licensor through the Licensor Services. The Licensee shall accept the Licensed Products immediately after it has been verified that they have substantially the same features and functions as the Licensed Products being offered by Licensor through the Licensor Services. If the Licensee does not notify Licensor of its non-acceptance during the Test Period, the Licensed Products will be deemed accepted. The Licensee shall begin its tests no later than ten (10) days after delivery pursuant to Section III A.

IV.        PATENTS AND OTHER INTELLECTUAL PROPERTY


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           A. All patents, copyrights, and all other intellectual property rights in the Licensed Products which may be obtainable will remain the property of Licensor.

           B. Licensor shall retain all ownership rights in and to the Licensed Products, Licensor Enhancements and Licensor Derivative Works. Licensee assigns any interest it may be deemed to possess in any Licensed Products, Licensor Enhancements and Licensor Derivative Works to Licensor and will assist Licensor in every reasonable way, at Licensor's expense, to obtain, secure, perfect, maintain, defend and enforce, for Licensor's benefit, all intellectual property rights with respect to such properties.

           C. The respective ownership interests of Licensor and Licensee in any Joint Enhancements shall be as agreed upon by the parties at the time such Joint Enhancements are created or contributed; provided, however, that, if the parties cannot reach agreement as to the ownership of any Joint Enhancement, then such Joint Enhancement shall be deemed to be jointly owned by Licensor and Licensee and any subsequent use of such Joint Enhancement by either Party shall require the prior approval of the other Party, which approval shall not be unreasonably withheld or delayed.

           D. Title to all developments, enhancements and improvements which are not Licensor Derivative Works or Licensor Enhancements, which either originate with or are paid for by Licensee (other than payments to Licensor, its Affiliates or their agents), shall be the property of Licensee. Licensee hereby grants Licensor a non-exclusive, royalty free worldwide license, with the right to sublicense, to use all such developments, enhancements and improvements in the Licensor Services and related Licensed Products.

V.         MARKING

           A. Licensee shall have included in all sales, marketing literature and invoices relating to Licensed Products a statement to the effect that "this product or portions thereof is produced under license from __________________", and either "Patent Pending" or, if applicable, "U.S. Patent Number X,XXX,XXX."

           B. Licensee shall have marked the appropriate portions of all Licensed Products with the applicable United States of America and foreign Patent numbers in accordance with the applicable laws of the countries in which the materials are intended to be used and offered.

           C. Licensee shall neither register nor use any Licensor trademarks, trade names, service marks, patents, copyrights and similar rights of any type under the law of any Governmental Body, including all applications and registrations relating to


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any of the foregoing (collectively, "Intellectual Property Rights"), except as specifically provided herein. Any use of Licensor's Intellectual Property Rights will inure to the benefit of Licensor. Licensee acknowledges that it does not have any rights or any title whatsoever in or to Licensor's Intellectual Property Rights, except as specifically provided herein.

           D. The following notice (text) shall appear on the entry screen of the Licensed Products and at the bottom of each respective query result in a manner specified by Licensor:

           "________(R) Copyright (C) 199_-199_ ______________ All
           Rights Reserved.

           E. The font of the text is to be no smaller than the main text font size used in the Licensor Services.

           F. Licensee shall at all times hereafter take such steps in the marketing and sale of the Licensed Products to protect the Copyrights and all Code, databases, Intellectual Property Rights, data and materials supplied by Licensor, using measures at least as secure as those used by Licensee in protecting its own proprietary software.

VI.        TERMINATION

           Unless earlier terminated as provided in the LLC Agreement, this Agreement shall be effective during the period (the "Term") from the date of this Agreement until the date on which the Parties hereto mutually agree to terminate this Agreement; provided that, from and after the date on which either party ceases having a Membership Interest of ten percent (10%) or more, notwithstanding anything else contained in this Agreement, this Agreement shall continue in full force and effect in accordance with the terms hereof, except that: (i) the provisions of Article III of this Agreement shall no longer be operative; and (ii) Licensor shall no longer have the obligation to deliver any Subject Products, or anything else, to Licensee under this Agreement.

VII.       WARRANTIES; DISCLAIMER; EXCLUSIVE REMEDY

           A. Licensor represents, warrants and covenants to Licensee that:

                   (i) to Licensor's knowledge, Licensor is the sole and exclusive owner of the Licensed Products, and Licensor has the exclusive right to use the Licensed Products; subject to the rights of Licensor's current


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                         licenses to offer the Licensor Services on a worldwide
                         basis;

                   (ii) no third party has any rights to use the Licensed Products in connection with versions of catalogs or databases which are localized and customized for the Territory;

                   (iii) to its knowledge, the Licensed Products do not
                         infringe the rights of any Person. Licensor has not received any notice from any Person of any alleged or actual infringement which would materially and adversely affect the Business;

                   (iv) the Licensed Products and their use, development or exploitation are not, to its knowledge, subject to any rights of any Person other than Licensee including, but not limited to, any Encumbrance, except as to licenses as specified in Section VII(A)(i) above;

                   (v) the Licensed Products are not subject to any agreement, consent or any rights of any other Person, except as to licenses as specified in Section VII(A)(i) above; and

                   (vi) Licensor is not required to pay any consideration to any Person, other than its normal compensation and benefits to employees (all of which have been paid on a current basis) to use, develop or exploit the Licensed Products.

           B. LICENSOR WARRANTS THAT THE LICENSED PRODUCTS FURNISHED HEREUNDER WILL FUNCTION SUBSTANTIALLY AS SET FORTH IN THE DOCUMENTATION FURNISHED TO THE LICENSEE IN CONNECTION WITH THIS AGREEMENT. THIS IS A LIMITED WARRANTY AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, IT IS THE ONLY WARRANTY MADE BY LICENSOR HEREUNDER. SUBJECT TO AND EXCEPT FOR THE FOREGOING, LICENSOR MAKES NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED AS TO ANY MATTER INCLUDING, BUT NOT LIMITED TO, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR MERCHANTABILITY, OR EXCLUSIVITY, OR RESULTS OBTAINED FROM USE OF ANY INTELLECTUAL PROPERTY DEVELOPED UNDER THIS AGREEMENT. IF ANY MODIFICATIONS ARE MADE TO THE LICENSED PRODUCTS BY LICENSEE THIS WARRANTY SHALL IMMEDIATELY TERMINATE. LICENSEE MUST NOTIFY IN WRITING WITHIN NINETY (90) DAYS OF DELIVERY OF THE LICENSED PRODUCTS OF ANY DEFECT IN SUCH PRODUCTS.

           C. NEITHER PARTY HERETO SHALL BE LIABLE TO THE OTHER FOR


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INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES SUCH AS LOSS OF PROFITS OR INABILITY
TO USE SAID LICENSED PRODUCTS OR ANY APPLICATIONS THEREOF.

           D. LICENSEE AGREES THAT IT WILL NOT MAKE ANY WARRANTY ON BEHALF OF LICENSOR, EXPRESSED OR IMPLIED TO ANY PERSON CONCERNING THE APPLICATION OF OR THE RESULTS TO BE OBTAINED WITH THE TECHNOLOGY UNDER THIS AGREEMENT

           E. EXCEPT WITH RESPECT TO DIRECT THIRD-PARTY CLAIMS: (i) LICENSOR'S SOLE OBLIGATION AND LICENSEE'S SOLE REMEDY UNDER THE LIMITED WARRANTY, CONTAINED IN PARAGRAPH VIII IS THAT LICENSOR WILL USE BEST EFFORTS TO REPAIR OR REPLACE THE LICENSED PRODUCTS IF THEY DO NOT CONFORM TO THIS WARRANTY; AND (ii) LICENSEE AGREES THAT LICENSOR'S SOLE LIABILITY HEREUNDER ARISING OUT OF ANY THEORY OF CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT OR OTHERWISE, INCLUDING WITHOUT LIMITATION, ANY BREACH OF LICENSOR'S REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, SHALL NOT EXCEED $1,000,000.

VIII.      INFRINGEMENT

           A. If any unmodified part of the Licensed Products provided to Licensee by Licensor is alleged or held to infringe a proprietary right of a third party, Licensor shall, at its own expense, and in its sole discretion, either: (1) procure for Licensee and the end-users or customers of Licensee the right to continue to use the allegedly infringing Licensed Products; or (2) replace or modify the Licensed Products to make them non-infringing.

           B. Licensor shall defend, at its own expense (or in Licensor's discretion, settle), indemnify and hold the Licensee harmless from and against any loss, injury, demand, cost, expense or claim (including reasonable attorneys' fees) arising out of any allegation that the Licensed Products infringe any patents, copyrights, trade secrets or other proprietary rights of any third party ("Claim of Infringement"), provided that the Licensee timely notifies Licensor in writing of any such claim, provided that failure to timely notify Licensor shall not constitute a defense unless Licensor is harmed as a result.

           C. (i) In furtherance of the foregoing, Licensor agrees to defend any claims or suits brought against the Licensee, and will indemnify and hold harmless such Licensee against any award of damages and costs made against Licensee by settlement or a final judgment of a court of competent jurisdiction in any suit at law or in equity insofar as, and only to the extent that, the same is based on a claim by any Person (other than USO, BN or any of their respective Affiliates) that the Licensed Products owned and delivered by Licensor or any direct or indirect subsidiary


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under this Agreement infringe any patent issued by any country within the
Territory (a "Patent Infringement Claim"). The Licensee shall give Licensor prompt written notice of any Patent Infringement Claim against Licensee. Licensor shall give Licensee prompt written notice of any Patent Infringement Claims against Licensor.

           (ii) Licensor shall have control over the defense of any Patent Infringement Claim, including appeals, negotiations and the right to effect a settlement or compromise thereof, provided that (i) Licensor may not partially settle any Patent Infringement Claim without the written consent of Licensee, unless such settlement releases Licensee fully from such claim, (ii) Licensor shall promptly provide Licensee with copies of all pleadings or similar document relating to any Patent Infringement Claim, (iii) Licensor shall consult with the Licensee with respect to the defense and settlement of any Patent Infringement Claim, and (iv) in any litigation to which Licensee is a party, Licensee shall be entitled to be separately represented at its own expense by counsel of its own selection.

           (iii) Should any Licensed Products become or, in Licensor's opinion, be likely to become, the subject of any Patent Infringement Claim, Licensor shall, at its sole option and expense, and for purposes of eliminating or mitigating any indemnification obligations hereunder (a) procure the right for the Licensee to continue using the Licensed Products or (b) replace or modify such Licensed Products so that they become non-infringing (provided that the provisions of this paragraph D shall apply to any such modified Licensed Products).

           (iv) Licensor shall have no liability for any Patent Infringement Claim or any other claim of intellectual property infringement or trade secret misappropriation to the extent (A) such infringement is based upon adherence to specifications, designs or instructions furnished by Licensee, (B) such claim is based upon the combination, operation or use of any Licensed Products with products or content owned by any Person other than Licensor, (C) such claim is based upon the combination by the Licensee of any Licensed Products or modification of any products or content supplied by any Person other than Licensor, (D) such claim is based upon an authorized Licensee's use of a Licensed Product in a manner which is inconsistent with the terms of this Agreement and if such infringement would not have occurred except for such use or (E) such claim is based upon use of a version of the Licensed Products other than the latest version of the Licensed Products, if such claim could have been avoided by use of the latest version and such latest version has been made reasonably available to Licensee in accordance with the terms of this Agreement.


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IX.        LICENSE FEES AND COSTS; ROYALTIES

           A. All costs and expenses incurred by Licensee in carrying out its obligations under this Agreement shall be paid by Licensee, and Licensee shall not be entitled to any reimbursement from Licensor. Licensee shall possess or obtain at its own expense all necessary licenses and permits and shall comply with all laws, ordinances, rules or regulations affecting the importation into and/or resale or transfer of Licensed Products. Except as specifically provided herein, all costs and expenses incurred by Licensor in carrying out its obligations under this Agreement shall be paid by Licensor.

           B. Except as otherwise expressly provided in this Article IX, the licenses granted in Sections II A through D shall be royalty-free as between the Licensor and Licensee, provided, however, that to the extent that any royalty shall be deemed by applicable tax law to exist by virtue of this Agreement, Licensee will be responsible for any withholding or value added taxes associated therewith.

           C. Each Party shall be responsible for any third party royalties in accordance with such Party's allocable percentage share of use.

           D. All amounts payable to Licensor under this Agreement shall be due and payable by Licensee within thirty days of the date of invoice. If any payment is not received within thirty days of the date of invoice, interest will be imposed on such amount at a rate of interest per annum equal to two percent (2%) above the Prime Rate from the day such amount was due.

X.         CONFIDENTIALITY

           A. At all times following the date hereof, each Party shall keep strictly confidential and not disclose, use, divulge, publish or otherwise reveal, directly or through another Person, (A) any confidential, non-public information of a subsidiary of the other Party which was disclosed pursuant to this Agreement, or (B) any confidential, non-public information; (i) relating to the business of the other Party and obtained as a result of the preparation and negotiation of this Agreement, the performance by the Parties of their obligations hereunder, or the joint conduct by the Parties of activities pursuant to this Agreement; or (ii) relating to the business of the Company, in each case including, but not limited to, documents and/or information regarding customers, costs, profits, markets, sales, products, product development, key personnel, pricing policies, operational methods, technology, know-how, technical processes, formulae, or plans for future development of or concerning the other Party or the Company (collectively, "Confidential Information"), except as


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may be necessary for the directors, employees or agents of its and its
Affiliates to perform their respective obligations under this Agreement or in connection with filings with Governmental Bodies under the LLC Agreement or as otherwise required under applicable law, including, in the case of Licensor, the rules and regulations promulgated under the Securities Exchange Act of 1934; provided that neither Party shall make any disclosure required under applicable law before providing the other Party with a reasonable opportunity to seek a protective order. Each Party shall cause any Persons receiving information in accordance with the terms hereof to retain it in confidence. Upon termination of this Agreement, each Party shall either destroy or return to the other all memoranda, notes, records, reports and other documents (including all copies thereof) relating to the Confidential Information of the other Party and the Company which such Information of the other Party and the Company which such Party may then possess or have under its control (except information owned by the Company which such Party continues to own after such termination). Notwithstanding the foregoing, the following shall not constitute Confidential
Information: (w) information which was already otherwise known to the recipient at the time of its receipt in connection with this Agreement, (x) information which is or becomes freely and generally available to the public through no wrongful act of the recipient, (y) information which is rightfully received by the recipient from a third party legally entitled to disclose such information without breach by the recipient of this Agreement or (z) in connection with legal action initiated by a Party to enforce rights under this Agreement, provided that adequate safeguards (such as protective orders) are maintained.

           B. The Parties agree that each Party (and its Affiliates) shall retain all customer rights throughout the world to the business conducted by such Party, with the exception of common undertakings of Licensor and Licensee which are expressly agreed to in writing prior to such undertaking.

XI.        BREACH

           No acquiescence in any breach of this Agreement by either Party shall operate to excuse any subsequent or prior breach provided, however: (i) a breach of this Agreement by Licensee due to the actions or inactions of Licensor or any Member of the Board appointed by Licensor shall not constitute a breach; and
(ii) any notice of breach shall be given to all Members of the Board and in connection with the cure of such breach, Licensee shall take all action required by Members who are not designated by Licensor.

XII.       PRIOR AGREEMENT

           This Agreement supersedes all previous agreements relating to the subject matter hereof, whether oral or in a writing, and constitutes the entire agreement of the Parties hereto and shall not be amended or altered in any respect except in a writing executed by the Parties.

XIII.      GOVERNING LAW/ARBITRATION

           A. This Agreement, and the rights and liabilities of the Parties hereunder, shall be governed by the laws of the State of New York, without regard, however, to the conflicts of laws principles thereof.

           B. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, or otherwise relating to, this Agreement shall be brought against the Parties in the courts of the State of New York or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the Parties, for itself and its shareholders, hereby submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

XIV.       Notices.

           All notices and other communications hereunder shall be in writing and shall be given and delivered by messenger, transmitted by telecopy or telegram (in either case followed by reputable overnight courier sent the same day), by reputable overnight courier or mailed by certified mail, postage prepaid, return receipt requested, to the parties at the following addresses (or such other address as shall be specified by such party by like notice), and shall be deemed given on the date on which so delivered by messenger or reputable overnight courier, on the next business day following the date on which so transmitted by telecopy, telegram or on the next business day following the date on which so transmitted by telecopy, telegram or on the third business day following the date on which mailed by certified mail:

                     If to Licensee:

                               BOL.US Online, Inc.
                               1540 Broadway
                               New York, New York  10036
                               Attention: Robert J. Sorrentino

                               Telefax: 212- 782-1010/1103

                     with a copy to:

                               Walter, Conston, Alexander & Green, P.C.
                               90 Park Avenue
                               New York, New York 10016
                               Attention: Aydin S. Caginalp, Esq.
                               Telefax:  212-210-9444

                     If to Licensor:

                               barnesandnoble.com llc.
                               76 Ninth Avenue, 11th Floor
                               New York, New York 10011
                               Attention: Chief Executive Officer
                               Telefax: 212-414-6652

                     with a copy to:

                               Robinson Silverman Pearce
                                 Aronsohn & Berman LLP
                               1290 Avenue of the Americas
                               New York, New York 10104
                               Attention: Michael N. Rosen, Esq.
                               Telefax:(212) 541-1400

XV.        ASSIGNMENT

           Licensee shall neither assign nor transfer this Agreement or any interest herein, or enter into any merger agreement effectively transferring this Agreement to another party, without the prior written consent of Licensor, except that Licensee may (i) sublicense the Licensed Products to Permitted Sublicensees, or (ii) assign this Agreement to any Person in the context of the sale or other transfer of all or the majority of its respective stock or assets of Licensee, including in connection with a restructuring or reorganization of its respective business, provided that any assignment to a Restricted Transferee shall require the prior written consent of Licensor, which Licensor may withhold in its sole discretion. Licensor may assign this Agreement and/or subcontract its performance hereunder upon notice to Licensee, to any of its Affiliates, provided that Licensor shall remain obligated to discharge its obligations under this Agreement.

XVI.       CONSTRUCTION; CAPTIONS; EXHIBITS

           A. The terms and provisions of this Agreement and the wording used herein shall in all cases be interpreted and construed simply in accordance with their fair meanings and not strictly for or against any Party hereto.

           B. The captions at the headings of each Article and Section of this Agreement are for convenience of reference only, and are not intended to be used or applied to describe, interpret, construe, define or limit the scope, extent, intent or operation of this Agreement or of any term or provision hereof.

           C. All appendixes, exhibits and schedules are hereby incorporated by reference and are part of this Agreement as if expressly set forth at length herein.

XVII.   SEVERABILITY

If any provision of this Agreement shall be held to be incomplete, illegal, invalid or unenforceable, or if it becomes necessary to amend the Agreement in order to comply with an administrative or governmental order, the remaining provisions of the Agreement shall stay in force and the unenforceable, void or incomplete provision shall be replaced by a valid provision or amendment reflecting the economic and business objectives of the original Agreement as best as possible, provided however, that if any replacement provision or amendment would lead to a change in the fundamental economic and business terms of this Agreement, each Party shall have the right to terminate this Agreement in accordance with Section VII of this Agreement.

XVIII.     CONFORMITY WITH LOCAL LAW/CONSISTENCY

           The Parties covenant and agree that this Agreement shall be amended to the extent necessary to provide each party with the full benefit of the confidentiality provisions and the remedies provided under this Agreement. The parties agree to amend this Agreement and to negotiate in good faith supplemental agreements with each other or with governmental authorities as may be required to cause this Agreement to comply with applicable laws, including, without limitation, data protection laws, and as may be necessary to give full effect to the intent of the parties as stated herein. Notwithstanding anything to the contrary contained in this Section, this Agreement shall be modified to the extent necessary to protect the rights of Licensor and Licensee in their property under the laws of each particular country as determined by the parties in their reasonably discretion.


             (The balance of this page is left intentionally blank).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in duplicate counterparts, each of which shall be deemed to constitute an original, effective as of the date first above written.

                                   barnes and noble.com llc

                                   By: /s/ Marie J. Toulantis
                                       -----------------------------------
                                       Name and Title: Marie J. Toulantis,
                                                       Executive Vice
                                                       President, Finance

                                   BOL.GLOBAL, INC.

                                   By:/s/ Robert Sorrentino
                                       -----------------------------------
                                       Name and Title: Robert Sorrentino,
                                                       President

                                  Attachment A

1.         Licensed Products